Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-60787, No. 333-39811, No. 333-58026, No. 333-134897, No. 333-105726, No. 333-118351, No. 333-169318, No. 333-176410, No. 333-207362, and No. 333-227240 each on Form S-8 of our report dated April 4, 2019, relating to the consolidated financial statements of Williams-Sonoma, Inc. and its subsidiaries, and the effectiveness of Williams-Sonoma, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the fiscal year ended February 3, 2019.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 4, 2019